RULE 18f-3
MULTIPLE CLASS PLAN


WHEREAS, The Rightime Fund, Inc. (the "Company"), a Maryland corporation, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series is represented by a separate series of shares (each series is hereinafter individually referred to as a "Fund" and collectively, the "Funds");

WHEREAS, the Company, on behalf of the Funds listed on Schedule A, as such Schedule A may be amended from time to time, desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act ("Plan");

WHEREAS, the Company, on behalf of the Funds, employs Rightime
Econometrics, Inc., ("the Manager") as its investment manager; Rightime Administrators, Inc. ("the Administrator") as its administrator; and Lincoln Investment Planning, Inc. (the "Distributor") as distributor of the securities of the Funds; and

WHEREAS, the Board of Directors of the Company, including a majority of the Directors of the Board who are not "interested persons", as defined in the 1940 Act, of the Company, have found the Plan, as proposed, to be in the best interests of each class of shares individually, each Fund, and the Company as a whole;

NOW, THEREFORE, the Company, on behalf of the Funds, hereby adopts the Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions;

1. Features of the Classes. Each of the Funds shall offer, at the discretion of the Board and as indicated on Schedule A, up to two classes of shares: "Class A Shares" and "Class C Shares." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class different from the interests of any other class. In addition, Class A and Class C Shares of a Fund shall have the features described in Sections 2, 3, and 4 below.

2. Distribution Fee Structure.

(a) Class A Shares. (Currently offered.) Class A Shares of a Fund shall be offered at their then current net asset value ("NAV") plus an initial sale charge as set forth in the then-current prospectus (up to a maximum 4.75%). Pursuant to Rule 12b-1 under the 1940 Act, on behalf of the Funds, the Company has adopted a distribution plan ("Distribution Plan"), as amended. The Distribution Plan authorizes a Fund to make payments for distribution services at an annual rate of 0.25% of the average daily net assets of a Fund's Class A Shares. In addition, the Class A Shares may also pay service fees of 0.25% of the average daily net assets. Certain Class A Shares are offered without an initial sales charge.

(b) Class C Shares. (New class in 2000.) Class C Shares of a Fund will be offered at net asset value ("NAV"). There will be no initial sale charge. However, pursuant to Rule 12b-1 under the 1940 Act, on behalf of the Funds, the Company has adopted a distribution plan ("Distribution Plan"), as amended. The Distribution Plan authorizes a Fund to make payments for distribution services at an annual rate of 0.75% of the average daily net assets of a Fund's Class C Shares. In addition, the Class C Shares may also pay service fees of 0.25% of the average daily net assets.

3. Allocation of Income and Expenses.

(a) The net asset value of all outstanding shares representing interests in a Fund shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Fund's transfer agent. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Fund's transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined below, which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(1) Expenses incurred by the Company (for example fees of Directors, auditors, insurance costs, and legal counsel) that are attributable to a particular Fund or class of shares of such Fund ("Company Level
Expenses"); and

(2) Expenses incurred by each Fund that are not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, banking charges, organizational costs, federal and Blue Sky registration fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

(b) Class Expenses. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to the Distribution Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) the expense of administrative personnel and service to support the shareholders of a specific class, including, but not limited to, fees and expenses under an administrative service agreement; (v) litigation or other legal expenses relating to solely to one class; and (vi) Directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(iv) above may be allocated to a class but only if an officer of the Company has determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986 ("Code").

(c) Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Company Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among the classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the 1940 Act and the Code.

4. Exchange Privileges. The Class A and Class C Shares of a Fund may be exchanged at their relative NAVs for the comparable Class A or Class C Shares in another Fund or, if the other Fund does not have multiple classes of shares, the existing shares of another Fund. Purchases of Fund shares by exchange are subject to the same minimum investment requirements and other criteria imposed for purchases made in any other manner.

5. Quarterly and Annual Report. The Directors shall receive quarterly and annual writen reports concerning all allocated Class Expenes and expenditures under the Distribution Plan complying with paragraph
(b)(3)(ii) of Rule 12b-1. The reports, including the allocations upon which they are based, shall be subject to the review and approval of the Independent Directors in the exercise of their fiduciary duties.

6. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the Manager or any other provider of services to the Funds without the prior approval of the Company's Board of Directors.

7. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "Interested persons" of the Company, the Manager, or the Distributors (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

8. Material Modifications. This Plan may not be amended to materially modify its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 7 hereof.

9. Limitation of Liability. The Directors and the shareholders of the Funds shall not be liable for any obligations of the Funds under this Plan, and any person in asserting any rights or claims under this Plan shall look only to the assets and property of the Funds in settlement of such right or claim and not to such Directors or shareholders.

IN WITNESS WHEREOF, the Company, on behalf of the Funds, has adopted this Multiple Class Plan effective as of the 19th day of May, 2000.


The Rightime Fund, Inc.


    -------------------
By: David J. Rights
    Chairman of the Board


Attest:


    -------------------
By: Curtis F. Hartranft                                            (SEAL)
    Assistant Secretary


SCHEDULE A

The Funds of the Company currently subject to this Multiple Class Plan are as follows:

              Fund/Class      Date of Addition to this Multiple Class Plan
Rightime Blue Chip Fund
              *Class A                    December xx, 2000
              *Class C                    December xx, 2000


              Fund/Class      Date of Addition to this Multiple Class Plan
Rightime MidCap Fund
              *Class A                    December xx, 2000
              *Class C                    December xx, 2000


              Fund/Class      Date of Addition to this Multiple Class Plan
Rightime OTC Fund
              *Class A                    December xx, 2000
              *Class C                    December xx, 2000


              Fund/Class      Date of Addition to this Multiple Class Plan
Rightime Blue Chip Plus Fund
              *Class A                    December xx, 2000
              *Class C                    December xx, 2000


              Fund/Class      Date of Addition to this Multiple Class Plan
Rightime OTC Plus Fund
              *Class A                    December xx, 2000
              *Class C                    December xx, 2000